SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a)
OF THE SECURITIES EXCHANGE ACT OF 1934

	Filed by the Registrant	[X]
	Filed by a Party other than the Registrant	[ ]

Check the appropriate box:

[ ]	Preliminary Proxy Statement
[ ]	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[ ]	Definitive Proxy Statement
[ ]	Definitive Additional Materials
[X]	Soliciting Material under Rule 14a-12

Fidelity Court Street Trust
(Name of Registrant as Specified In Its Charter)
Fidelity Court Street Trust II
(Name of Registrant as Specified In Its Charter)

Payment of Filing Fee (Check the appropriate box):

[X]	No fee required.
[ ]	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
(1) Title of each class of securities to which transaction applies:
(2) Aggregate number of securities to which transaction applies:
(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:
(4) Proposed maximum aggregate value of transaction:
(5) Total Fee Paid:
[ ]	Fee paid previously with preliminary materials.
[ ]

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1) Amount Previously Paid:
(2) Form, Schedule or Registration Statement No.:
(3) Filing Party:
(4) Date Filed:

Proposed Fidelity Florida Funds Mergers

If approved by shareholders, Fidelity Florida Municipal Money Market Fund (FSFXX) will merge into Fidelity Municipal Money Market Fund (FTEXX) and Fidelity Florida Municipal Income Fund (FFLIX) will merge into Fidelity Municipal Income Fund (FHIGX) on or about late October, 2007.

As a result of the proposed mergers, Fidelity Florida Municipal Money Market Fund and Fidelity

Florida Municipal Income Fund closed to new accounts on April 2, 2007. Existing accounts can continue to trade in these funds until the mergers and then will trade in the acquiring funds after the mergers. However, new purchases after April 2nd will generally be limited to shareholders who have invested prior to this deadline.

The proposal is a result of the repeal of Florida's "intangible tax," effective July, 2006. The repeal of the intangible tax has eliminated primary benefit of investing in a Florida-specific fund. More information about this change can be found at http://dor.myflorida.com/dor/gta.html.

Shareholders of Fidelity Florida Municipal Money Market Fund and Fidelity Florida Municipal Income Fund are being asked to vote on the merger proposals in separate proxy mailings. A proxy statement will be mailed to shareholders of record as of July 23, 2007. The mergers cannot take place unless they are approved by the Florida municipal funds' shareholders.

Shareholders of the Florida Municipal Funds will receive information about the proposed changes in proxy mailings in advance of the shareholder meeting scheduled for September. If approved, the merger is expected to take place in late October.

The foregoing is not a solicitation of any proxy. A free copy of the Prospectus for Fidelity

Municipal Money Market Fund and Fidelity Municipal Income Fund is available on fidelity.com. For a free copy of the proxy statement describing the merger of Fidelity Florida Municipal Money Market

Fund into Fidelity Municipal Money Market Fund or of Fidelity Florida Municipal Income Fund into

Fidelity Municipal Income Fund (and containing important information about fees, expenses and risk considerations) and for an updated prospectus for Fidelity Municipal Money Market Fund or Fidelity

Municipal Income Fund, please call 800-332-2008 in late August. The prospectus/proxy statement will also be available for free on the Securities and Exchange Commission's Web site

(www.sec.gov).